EXHIBIT J
                                                         File No. 70-8427

                       CINERGY CORP. CONSOLIDATED
                          CAPITALIZATION ACTUAL
                             MARCH 31, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,574
  Retained earnings                                   1,002
  Accumulated other comprehensive income                 (3)
      Total common stock equity                       2,575      42.5%
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93       1.5%
Long-term Debt                                        2,032      33.5%
Current Liabilities
  Long-term debt due within one year                    145
  Notes payable and other short-term
    obligations                                       1,223
      Total current liabilities                       1,368      22.5%

Total capitalization                             $    6,068     100.0%

The following table sets forth Cinergy's pro forma capitalization, assuming that the entire amount of non-recourse debt applicable to EWGs and FUCOs which is attributable to Cinergy's ownership interest ($1.2 billion) is consolidated. It should be noted that such consolidation is inconsistent with the requirements of GAAP, and is being provided to the staff of the Securities and Exchange Commission solely at its request.









                       CINERGY CORP. CONSOLIDATED
                             CAPITALIZATION
                                PRO FORMA
                             MARCH 31, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,574
  Retained earnings                                   1,002
  Accumulated other comprehensive income                 (3)
      Total common stock equity                       2,575      35.6%
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93       1.3%
Long-term Debt                                        3,015      41.7%
Current Liabilities
  Long-term debt due within one year                    147
  Notes payable and other short-term
    obligations                                       1,404
      Total current liabilities                       1,551      21.4%

Total capitalization                                 $7,234     100.0%